EXHIBIT 3.1

Company number 06584607

THE COMPANIES ACT 2006

PRIVATE COMPANY
LIMITED BY SHARES

Articles of Association of
WDX Organisation Limited

(adopted by Special Resolution on  21 July 2010)

CONTENTS

Article		Page
1	Introduction	3
2	Interpretation	4
3	Share Capital	6
4	Lien and Forfeiture	15
5	Transfer of Shares	15
6	Permitted Transfers	15
7	Voluntary Transfers	18
8	Compulsory Transfers	21
9	Drag Along	23
10	Blank	24
11	Prohibited Transfers	24
12	General Meetings	24
13	Directors	24
14	Powers and Duties of Directors	24
15	Rotation of Directors	25
16	Alternate Directors	25
17	Proceedings of Directors	25
18	The Seal	26
19	Notices	26
20	Accounts and Information	26
21	Conflicts	27
22	Indemnity	28
23	Overriding Provisions	29
24	Data Protection	29

Company No. 06584607

The Companies Act 2006
Private Company Limited by Shares

ARTICLES OF ASSOCIATION OF
WDX ORGANISATION LIMITED

 (Adopted by Special Resolution passed  21 July 2010)

1	Introduction

1.1
The Regulations contained or incorporated in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (81 1985/805) as amended by the Companies (Tables A to F) (Amendment) Regulations 2007 (81 2007/2541) and the Companies (Tables A to F) (Amendment) (No 2) Regulations 2007 (51 2007/2826), and as otherwise amended before the adoption of these Articles (Table A) shall apply to the Company, except insofar as they are varied or excluded by, or are inconsistent with, the following Articles.

1.2
In Regulation 1 of Table A, the words "and in Articles of association adopting the same" shall be inserted after the word “Regulations” in the last paragraph of that Regulation. The sentence "Any reference to any statutory provision shall be deemed to include a reference to each and every statutory amendment, modification, re-enactment and extension thereof for the time being in force." shall be inserted at the end of that Regulation.

1.3	Article headings are used for convenience only and shall not affect the construction or interpretation of these Articles.

1.4	Words in the singular shall include the plural and vice versa.

1.5	Save as otherwise specifically provided in these Articles, words and expressions which have particular meanings in Table A shall have the same meanings in these Articles.

1.6	Regulations 8,29 to 31 (inclusive), 54,62, 76, 77, 82, 94 to 98 (inclusive), 107, 115 and 118 of Table A shall not apply to the Company.

1.7	Regulation 6 of Table A shall be modified so that reference to the company seal is deleted.

1.8	Regulation 18 of Table A shall be modified by adding the following words at the end of the first sentence: "and all expenses that may have been incurred by the Company because of such non-payment."

1.9	Regulation 78 of Table A shall be modified by deleting the words “... and may also determine the rotation in which any additional Directors are to retire".

1.10	Regulation 84 of Table A shall be modified by deleting the third and final sentences.

1.11	Regulation 89 of Table A shall be modified:

1.11.1	by the deleting the words “...may be fixed by the Directors and unless so fixed at any other number ...” in the first sentence: and

1.11.2
by the adding the following as a new final sentence: “in the event that a meeting of the Directors is attended by a Director who is acting as alternate for one or more other Directors, the Director or Directors for whom he is the alternate shall be counted in the quorum despite their absence and if on that basis there is a quorum, the meeting may be held despite the fact that only one Director is physically present.”

1.12
Regulation 101 of Table A shall be modified by adding the words “...if the Company has one," after the words "the seal" at the beginning of that Regulation. The following sentence shall also be added to that Regulation: "Any instrument expressed to be executed by the Company and signed by two Directors, or by one Director and the Secretary, by the authority of the Directors or of a committee authorised by the Directors shall (to the extent permitted by the 2006 Act) have effect as if executed under seal.”

1.13
Where a Share is expressed to have certain rights on an “as converted basis” then for the purpose of determining these rights the share in question will be deemed to have been converted on the basis set out in Article 3.8.

1.14	The liability of the Members is limited.

2	Interpretation

2.1	In these Articles:

A Ordinary Shares	means the A ordinary shares of 1 pence each in the capital of the Company
2006 Act	the 2006 Act, in force before the adoption of these Articles
Asset Sale	the disposal by the Company of all or substantially all of its undertaking and assets by a single transaction
B Ordinary Shares	means the B ordinary shares of 1 pence each in the capital of the Company

Bad Leaver
means a Relevant Shareholder who ceases to be either an employee or director of any Group Company in circumstances where the Company is entitled to terminate his employment or engagement without notice for gross misconduct

Board	the board of directors of the Company present at a duly convened meeting of such directors at which a quorum is present
Business Day	a business day which is not a Saturday, Sunday or an official public holiday
C Ordinary Shares	means the C ordinary shares of 1 pence each in the capital of the Company
Commencement Date	means, in relation to the Relevant Shareholder in question, the date on which any C Ordinary Shares held by a Relevant Shareholder are first issued to, or acquired by, him
Consenting Shareholders	the holders of 50 per cent or more of the issued Shares
Deemed Transfer Shares
means in relation to a Relevant Shareholder, all Shares:
(a)held by the Relevant Shareholder immediately before the occurrence of the Transfer Event;
(b)held immediately before the occurrence of the Transfer Event by any persons who acquired the shares while they were the Member's and/or Family Trusts (other than shares which the Board and a Shareholder Majority is satisfied were not acquired by those persons either:
(i)directly or indirectly from the Relevant Shareholder; or
(ii)by reason of their relationship with the Relevant Shareholder, and the decision of the Board in this respect will be final) and
(c)acquired by the Relevant Shareholder and/or Family Trusts or his personal representatives after the occurrence of the Transfer Event under any share option scheme, or any other option scheme or other arrangement which was made before the occurrence of the Transfer Event

Default Rate	means 2 per cent. above the base rate of the HSBC Bank plc
Deferred Shares	means the deferred shares of 1 pence each in the capital of the Company from time to time
Directors	the directors from time to time of the Company
Family Member	the wife or husband (or widow or widower), children and grandchildren (including step and adopted children and grandchildren) of a Member
Family Trust
in relation to a Member, a trust which does not permit any of the settled property or the income from it to be applied otherwise than for the benefit of that member or any of his Family Members and under which no power of control over the voting powers conferred by any Shares the subject of the trust is capable of being exercised by, or being subject to the consent of, any person other than the trustees or such Member or any of his Family Members

Good Leaver	refers to a Member who ceases to be a director or employee of any Group Company in circumstances where he is not a Bad Leaver
Group	the Company and all its subsidiaries and subsidiary undertakings for the time being and member of the Group or Group Company shall be construed accordingly

Investment Agreement
any agreement in place from time to time between the Company and any or all of its Shareholders whether referred to “Investment Agreement”, “Subscription Agreement” or “Subscription and Shareholders Agreement” (as the same may be amended, supplemented, varied and/or restated from time to time)

Investor Loan	means any amounts outstanding (whether or not due) from time to time by the Company to Flex Fuels Energy, Inc
Investor Majority	means the holder(s) for the time being of over 50% in nominal value of the Preference Shares for the time being in issue
Issue Price	means the amount paid up or credited as paid up on the Shares concerned (including any premium on issue)
Listing
means either:
(a)the admission by the UK Listing Authority to listing, together with admission by the London Stock Exchange to trading, on the Official List of any of the issued share capital of the Company or a holding company of the Company, and such admission becoming effective or
(b)the admission by the London Stock Exchange of any of the issued share capital of the Company or a holding company of the Company to trading on AIM, and such admission becoming effective or
(c)any equivalent admission to any other Recognised Investment Exchange becoming unconditionally effective in relation to any of the issued share capital of the Company or a holding company of the Company or any quotation of any the Company’s issued share capital or of a holding company of the Company on any recognised over the counter exchange

Listing Shares
means the issued equity share capital of the Company or a holding company of the Company (excluding any equity share capital to be subscribed and issued on such Listing other than new shares to be paid up by way of capitalisation of reserves or arising from any sub-division, consolidation or conversion of shares)

Listing Value
means, in the event of a Listing, the market value of the Listing Shares determined by reference to the price per share at which such shares are to be offered for sale, placed or otherwise marketed pursuant to the arrangements relating to the Listing, all as determined by the financial advisers to the Company or, if none, the broker appointed by the Board to advise in connection with the Listing member of the same Group
in relation to a body corporate, any other body corporate which is for the time being a holding company of that body corporate or a subsidiary of that body corporate or a subsidiary of any holding company of which that body corporate is also a subsidiary

Ordinary Shares	means the ordinary shares of 1 pence each in the capital of the Company
Permitted Shares
means:

(a) C Ordinary Shares issued to any employee, director or consultant of the Company (as approved by the Board with the consent of an Investor Majority);

(b) Preference Shares issued pursuant to an Investment Agreement entered into on or about the date of adoption of these Articles

Permitted Transfer	means any transfer of Shares permitted under Article 5
Preference Shares	means the preference shares of £1 each in the capital of the Company
Realisation	means a Sale, a Listing or a Winding Up
Recognised Investment Exchange	shall have the meaning ascribed to it in section 285(1)(a) of the Financial Services and Markets Act 2000
Relevant Shareholder	has the meaning ascribed to it in Article 8.2
Sale	unconditional completion of any of: (a) a Share Sale; or (b) an Asset Sale; (c) a sale pursuant to Article 8.7
Share Sale	the sale of more than 50% of the issued Shares to a single purchaser (or to one or more purchasers as part of a single transaction
Shares	the A Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares, the Ordinary Shares and the Preference Shares and Share means any one share of any such class
Shareholders or Members	the holders of the Shares or any of them for the time being
Shareholder Majority	means the holder(s) for the time being of over 75% of the issued Shares (of whatever class as if they constituted one class of share)
Statutes	the 2006 Act and any statutory modification or re-enactment thereof for the time being in force and every other Act concerning companies and affecting the Company
Table A	Table A in the Companies (Tables A to F) Regulations 1985 as amended by the Companies (Tables A to F) (Amendment) Regulation 1985. References to regulations are to regulations in Table A
Termination Date	means the date upon which a Member ceases to hold office as an employee or director of any Group Company as set out in Article 8.7
Valuers	the auditors of the Company for the time being or in the event that the Company has no auditor, such firm of accountants as prepares the Company's statutory accounts
Winding Up	means the passing of any resolution for the winding up of the Company, or any other return of capital (on liquidation, capital reduction or otherwise)

3	Share Capital

3.1	Ranking

3.1.1
In these Articles, unless the context requires otherwise, the A Ordinary Shares, the B Ordinary Shares and the Ordinary Shares comprised in the capital of the Company shall carry the same rights and privileges and shall rank pari passu in all respects.

3.1.2	The Preference Shares, the C Ordinary Shares and the Deferred Shares shall each constitute separate classes of Share.

3.1.3	The Company shall not have power to issue share warrants to bearer.

3.2	Dividends

3.2.1
The Company shall pay to each of the Members holding Preference Shares, in priority to the holder of any other class of Share, a cumulative net cash dividend at the rate of 5% of the Issue Price per Preference Share per annum in respect of each Preference Share held by him (Preference Dividend) and the following provisions shall apply in respect of the payment of such Preference Dividend:

(a)
the Preference Dividend shall accrue from day to day from and including the date of issue of and down to and including the date on which any such Preference Share is redeemed and shall be paid in arrears on the dates and in respect of the following periods (subject to Article 3.2.4) as follows:

Payment Date	Preference Dividend Accrual Period
31 December 2013	For the period from the date of subscription to and including 30 June 2011
30 June 2014	For the period from and including 1 July 2011 to and including 30 June 2012
31 December 2014	For the period from and including 1 July 2012 to and including 30 June 2013
30 June 2014	For the period from and including 1 July 2013 to and including 30 June 2014
31 December 2014	For the period from and including 1 July 2014 to and including 31 December 2014 and thereafter every 31 December in respect of the previous 12 month period

(b)
unless the Company is prohibited from paying dividends by the 2006 Act, the Preference Dividend shall (notwithstanding regulations 102 to 108 inclusive or any other provision of these Articles and in particular notwithstanding that there has not been a recommendation or resolution of the Board or resolution of the Company in general meeting) be paid immediately on the due date and if not then paid shall be a debt due by the Company and be payable in priority to any later Preference Dividend;

(c)
if the Company fails to pay the Preference Dividend on the due date(s) (irrespective of whether such payment is prohibited by the 2006 Act) such dividend shall be increased from that date until actual payment at the Default Rate, compounded on 31 December in each year on the amount unpaid;

(d)
where the Company is prohibited by the 2006 Act from paying in full any Preference Dividend on any date specified in Article 3.2.1(a), then in respect of any Preference Dividend which would otherwise require to be paid pursuant to these Articles on that date:

(i)
the Company shall pay, on that date, to the holders of the Preference Shares on account of the Preference Dividend the maximum sum (if any) which can then, consistently with the 2006 Act, be paid by the Company; and

(ii)
as soon as the Company is no longer prohibited from doing so, the Company shall in respect of the Preference Shares pay on account of the balance of the Preference Dividend for the time being remaining outstanding, and until all arrears, accruals and deficiencies of the Preference Dividend have been paid in full, the maximum amount of Preference Dividend which can, consistently with the 2006 Act, properly be paid by the Company at that time.

3.2.2
Subject to the preceding provisions of this Article 3.2 in respect of the Preference Shares, any other dividend declared shall require the sanction of a special resolution passed at a separate class meeting of, or by a written class resolution of, a Shareholder Majority, but (subject to such consent being obtained) shall be distributed pari passu amongst the holders of the A Ordinary Shares in respect of the A Ordinary Shares, the holders of the B Ordinary Shares in respect of the B Ordinary Shares and the holders of the Ordinary Shares in respect of the Ordinary Shares as if such shares constituted the same class of share.

3.2.3
The holders of the C Ordinary Shares in respect of those C Ordinary Shares and the holders of the Deferred Shares in respect of those Deferred Shares shall not be entitled to participate in any dividends.

3.2.4
On the earlier of a distribution under Article 3.3.1, a Realisation or a redemption of the Preference Shares, the Preference Dividend shall be immediately due and payable up to the date of distribution, Realisation or redemption (as the case may be) and (if not already paid or payable) any accrued dividends (and any interest due under Article 3.2.1(c)).

3.2.5
The Company shall procure that each of its subsidiaries which has profits available for distribution shall from time to time, and to the extent that it may lawfully do so, declare and pay to the Company the dividends necessary to permit lawful and prompt payment by the Company of any dividends payable to the holders of the Preference Shares pursuant to this Article 3.2.

3.3	Return of Capital and Distribution

3.3.1	On a return of capital on liquidation or otherwise the assets of the Company available for distribution amongst the Members shall belong to and be distributed in the following manner:

(a)	first, in paying to the holders of the Preference Shares an amount equal to three times the Issue Price per Preference Share;

(b)	second, in paying to the holders of the Shares (other than the Preference Shares) the amount paid up or credited as paid up therein; and

(c)
lastly, amongst the holders of the A Ordinary Shares, the holders of the B Ordinary Shares, the holders of the C Ordinary Shares (participating on an as converted basis) and the holders of the Ordinary Shares in respect of their A Ordinary Shares, B Ordinary Shares, C Ordinary Shares (on an as converted basis) and Ordinary Shares pro rata as between such holders to their respective holdings of the relevant classes (as if such Shares constituted a single class) and once the holders of the A Ordinary Shares, the holders of the B Ordinary Shares, the holders of the C Ordinary Shares (participating on an as converted basis) and the holders of the Ordinary Shares in respect of their A Ordinary Shares, B Ordinary Shares, C Ordinary Shares (on an as converted basis) and Ordinary Shares have received £1,000,000 in respect of each such A Ordinary Shares, B Ordinary Shares, C Ordinary Shares (on an as converted basis) and the Ordinary Shares held by them, respectively, the Members holding Deferred Shares in respect of those Deferred Shares shall be entitled to the balance

3.3.2
Subject to Article 3.3.5 and 3.3.6, upon a Sale the proceeds after repayment of the Investor Loan and after deduction of related costs and expenses available for distribution to the Members in respect of their Shares (the net amount being the Sale Proceeds) shall be distributed amongst the Members as if the same had been distributed in the order of priority set out in Article 3.3.1 save that the holders of the C Ordinary Shares in respect of their holding of C Ordinary Shares shall be entitled to participate on a full basis and not on an as converted basis.

3.3.3
Upon an Asset Sale the surplus assets of the Company remaining after payment of its liabilities shall be distributed (insofar as the Company is lawfully permitted to do so) amongst the Members as if such Asset Sale was a return of assets on liquidation or capital reduction or otherwise and as if the same had been distributed in the order of priority set out in Article 3.3.1, provided always that if it is not lawful for the Company to distribute its surplus assets in accordance with the provisions of these Articles, the Members shall be required to take such actions as the Board and an Investor Majority may require (including, but without prejudice to the generality of the foregoing, such actions that may be necessary to put the Company into voluntary liquidation) so that Article 3.3.1 applies.

3.3.4
Immediately prior to and conditionally upon a Listing the Members shall enter into such reorganisation of the share capital of the Company or any holding company of the Company as they may agree or, in default, as a Shareholder Majority may reasonably specify, to ensure that the Listing Value is allocated between the Members in the same proportions as the preceding provisions of this Article 3 would provide on a Sale or Winding Up at that Listing Value.

3.3.5
If a Sale occurs whereby the Sale Proceeds are greater than £5,000,000, then, in applying the provisions of Article 3.3.2, the Sale Proceeds shall be distributed amongst the Members as if the same had been distributed in the following order of priority:

(a)	first, in paying to the holders of the Preference Shares an amount equal to three times the Issue Price per Preference Share;

(b)	second, in paying to the holders of the Shares (other than the Preference Shares) the amount paid up or credited as paid up therein; and

(c)	third, in paying to all of the holders of the B Ordinary Shares a total of Z:
where Z is:

(i)	if the Sale Proceeds are greater than £5,000,000 but less than £10,000,000, £500,000 or if the balance is less than £500,000, the balance;

(ii)	if the Sale Proceeds are equal to or greater than £10,000,000, £1,000,000 or if the balance is less than £1,000,000 the balance,

and Z shall be distributed amongst the holders of the B Ordinary Shares in respect of their holding of B Ordinary Shares and C Ordinary Shares (as if they constituted one class of share);

(d)
lastly, amongst the holders of the A Ordinary Shares, the holders of the B Ordinary Shares, the holders of the C Ordinary Shares and the holders of the Ordinary Shares in respect of their A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and Ordinary Shares pro rata as between such holders to their respective holdings of the relevant classes (as if such Shares constituted a single class), and once the holders of the A Ordinary Shares, the holders of the B Ordinary Shares, the holders of the C Ordinary Shares and the holders of the Ordinary Shares in respect of their A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and Ordinary Shares have received £1,000,000 in respect of each such A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and the Ordinary Shares held by them, respectively, the Members holding Deferred Shares in respect of those Deferred Shares shall be entitled to the balance.

3.3.6
If a Sale occurs whereby the Sale Proceeds are greater than £10,000,000, then the Sale Proceeds shall be distributed amongst the Members in the order of priority set out in Article 3.3.5 save that in respect of Article 3.3.5(d), the remaining Sale Proceeds available for distribution shall be distributed amongst the holders of the A Ordinary Shares, the holders of the B Ordinary Shares, the holders of the C Ordinary Shares and the holders of the Ordinary Shares in respect of their A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and Ordinary Shares in the following proportions:

(a)	A%: to the holders of the A Ordinary Shares in respect of their A Ordinary Shares pro rata to their holding of A Ordinary Shares;

(b)	B% to the holders of the B Ordinary Shares in respect of their holding of B Ordinary Shares and C Ordinary Shares (as if they constituted one class of share)

(c)	C% to the holders of the C Ordinary Shares in respect of their Ordinary Shares pro rata to their holding of C Ordinary Shares; and

(d)	O% to the holders of the Ordinary Shares in respect of their Ordinary Shares pro rata to their holding of Ordinary Shares,

where:

A	=	W x Z
B	=	100 – (A+C+O)
C	=	the total number of C Ordinary Shares in issue divided by the total number of A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and Ordinary Shares in issue x 100;
O	=	the total number of Ordinary Shares in issue divided by the total number of A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and Ordinary Shares in issue x 100;
W	=	the total number of A Ordinary Shares in issue divided by the total number of A Ordinary Shares, B Ordinary Shares, C Ordinary Shares and Ordinary Shares in issue x 100;
Z	=
99% where the Sale Proceeds are greater than £10,000,000 but less than £11,000,000
98% where the Sale Proceeds are equal to or greater than £11,000,000 but less than £12,000,000
97% where the Sale Proceeds are equal to or greater than £12,000,000 but less than £13,000,000
96% where the Sale Proceeds are equal to or greater than £13,000,000 but less than £14,000,000
95% where the Sale Proceeds are equal to or greater than £14,000,000

3.3.7	All arrears and/or accruals of dividends must be cleared prior to the distribution of assets or proceeds to the Members pursuant to this Article 3.3.

3.4	Redemption of Preference Shares

3.4.1	The Company shall redeem all the Preference Shares then in issue immediately prior to, and conditionally upon, the occurrence of the earlier of any of the following:

(a)	a Realisation; or

(b)
(unless an Investor Majority otherwise agrees) the appointment of a receiver, manager or administrative receiver over all or any part of the assets of any member of the Group or the appointment of a liquidator or administrator (whether or not out of court) over any member of the Group.

3.4.2
If the Company shall fail to redeem any of the Preference Shares on the due date for redemption, the Company shall pay interest on the amount so required to be redeemed from the date of default up to the date of actual redemption (as well after as before any judgment or order of any court of competent jurisdiction) at the Default Rate.

3.4.3
The Company shall pay on each of the Preference Shares so redeemed, as a debt of the Company, the sum equal to its Issue Price together with (i) a sum equal to two times the Issue Price per Preference Share and (ii) all arrears, deficiencies or accruals of the dividends on the Preference Shares (whether earned or declared or not), calculated down to and including the date of actual redemption.

3.4.4
Upon any redemption of Preference Shares, the Company shall pay to each registered holder (or in the case of joint holders, to the holder whose name stands first in the register of members of the Company) of the Preference Shares which are to be redeemed the amount due in respect of such redemption.  Upon receipt of that amount, the holder shall deliver to the Company for cancellation the certificate(s) for those Preference Shares or an indemnity in form reasonably satisfactory to the Company in respect of any missing share certificate.  If any share certificate delivered to the Company includes any Preference Shares not redeemable at that time, the Company shall forthwith issue to the holder at the same time a fresh certificate for the balance of the shares not redeemed without charge.  Any redemption of Preference Shares under this Article 3.4 shall take place at the registered office of the Company.

3.4.5
In the case of a redemption of less than all the Preference Shares for the time being in issue, the Company shall redeem the same proportion (as nearly as practicable) of each Member's registered holdings of Preference Shares, any fractions otherwise arising to be determined (in the absence of agreement between such Members) by lot supervised by the Board.

3.4.6	The Company shall not redeem any Preference Share at a time when any Preference Dividend shall not have been paid.

3.4.7
If the Company is permitted by the 2006 Act to redeem only some of the Preference Shares which would otherwise fall to be redeemed at any time, the Company shall only redeem that number of such Preference Shares that it can so redeem at that time.  The Company shall redeem, as soon thereafter as it may do so, all the remaining Preference Shares so to be redeemed, and pending such redemption, shall not pay any dividend on any other class of Shares but without prejudice to the accrual of such dividend(s) or any consequence under these Articles of the late payment of the same.

3.4.8
If any Member whose Preference Shares are liable to be redeemed under this Article 3.4 fails to deliver to the Company the documents referred to in Article 3.4.4, the Company shall retain the redemption money on trust for that Member (but without obligation to invest or earn or pay interest in respect of the same) until it receives those documents.  The Company shall then pay the redemption money to the relevant Shareholder upon receipt of those documents.

3.5	Voting

3.5.1
Each holder of A Ordinary Shares, each holder of B Ordinary Shares and each holder of Ordinary Shares (as the case may be) shall be entitled to receive notice of, and each holder of A Ordinary Shares, each holder of B Ordinary Shares and each holder of Ordinary Shares shall be entitled to attend and vote at, general meetings of the Company;

3.5.2
On a show of hands every holder of A Ordinary Shares, every holder of B Ordinary Shares and every holder of Ordinary Shares (as the case may be) who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy shall have one vote and on a poll every holder of A Ordinary Shares, every holder of B Ordinary Shares and every holder of Ordinary Shares (as the case may be) so present in person or by proxy shall have one vote for each A Ordinary Share and/or each B Ordinary Share and/or each Ordinary Share held by him.

3.5.3
Save where the consent of a Shareholder Majority is required, the Preference Shares shall not entitle their holders to receive notice of a general meeting of or to attend, speak or vote at it. The Preference Shares shall not entitle their holders to receive, or to exercise voting rights in respect of, any written resolution of the Company.

3.5.4
Save in the case of Article 6.5, the C Ordinary Shares shall not entitle their holders to receive notice of a general meeting of or to attend, speak or vote at it. The C Ordinary Shares shall not entitle their holders to receive, or to exercise voting rights in respect of, any written resolution of the Company.

3.5.5
The Deferred Shares shall not entitle their holders to receive notice of a general meeting of or to attend, speak or vote at it. The Deferred Shares shall not entitle their holders to receive, or to exercise voting rights in respect of, any written resolution of the Company.

3.6	Issue of Shares

3.6.1
Subject to the 2006 Act all unissued Shares in the Company shall be under the control of the Directors and they may offer, allot, grant rights or warrants to subscribe for, grant options over, or otherwise deal with or dispose of unissued Shares in the Company in accordance with Article 3.6.2 but at all times subject to the requirements of any Investment Agreement.

3.6.2
All Shares which the Company proposes to allot wholly for cash (other than the Permitted Shares and other than Deferred Shares) shall first be offered for subscription to the holders of the Shares in the proportion that the aggregate number of such Shares for the time being held respectively by each such holder bears to the total number of such Shares in issue and such offer shall be made by notice in writing specifying the number of Shares to which the offer if not accepted will be deemed to be declined. Where the offer is not accepted within the period (being not less than 21 Business Days from the service of such notice) specified in such notice it shall be deemed to be declined, Members who accept the offer shall be entitled to indicate that they would accept, on the same terms, Shares (specifying a maximum number) that have not been accepted by other Members (the Excess Shares) and any Excess Shares shall be allotted to Members who have indicated they would accept Excess Shares. Excess Shares shall be allotted pro rata to the aggregate number of Shares held by Members accepting Excess Shares providing that no such Member shall be allotted more than the maximum number of Excess Shares such Member has indicated he is willing to accept. After the expiration of such time for acceptance or upon receipt by the Company of an acceptance or refusal of every offer so made, the Board shall be entitled to dispose of any Shares so offered and which are not required to be allotted in accordance with the foregoing provisions in such manner as the Board may think most' beneficial to the Company but on terms no less favourable than those offered to the holders of such Shares. If owing to the inequality in the number of new Shares to be issued and the number of Shares held by holders entitled to receive the offer of new Shares any difficulty shall arise in the apportionment of any such new Shares amongst the holders such difficulties shall in the absence of direction by the Company be determined by the Board.

3.6.3
The provisions of Article 3.6.2 shall apply to an allotment of Shares which is not wholly for cash in which any Shareholder at the date of the intended allotment is to participate or which is of Shares which do not rank pari passu with the existing Shares in issue. In this event the value of the consideration for the allotment shall be determined as if Section 593 of the 2006 Act shall apply and the number of Shares to be offered to Shareholders under Article 3.6.2 shall be approved by a Shareholder Majority.

3.6.4
In accordance with Section 567(1) of the 2006 Act, Sections 561 and 562 of the 2006 Act shall not apply to the allotment by the Company of any equity security (within the meaning of Section 560(1) of the 2006 Act).

3.6.5
Subject to Article 3.6.2 and any consent required under any Investment Agreement where applicable, the Directors are hereby authorised pursuant to Section 551 of the 2006 Act generally to exercise each and ever power of the Company to allot any security (as defined in that Section) to any person, at any time and subject to any terms and conditions as the Directors think proper.  The foregoing authority shall:

(a)	only apply insofar as the Company has not renewed, waived or revoked it by ordinary resolution;

(b)	expire on the date immediately preceding the fifth anniversary of the adoption of these Articles.

3.6.6	For the purpose of calculating any entitlement or allocation amongst the holders of Shares under this Article 3.6, the Deferred Shares shall be ignored.

3.7	Employee Share Provision

3.7.1
If any PAYE or income tax and/or employee's or employer's national insurance contribution (or similar or substituted tax) liability and/or related interest, penalties, fines, costs and expenses (together, employee related tax liability) becomes payable by the Company and/or any Group Company by reference to any Shares held or disposed of by any Member (even if the employee or director or former employee or director of the Company or other Group Company by reference to which the relevant employee related tax liability arises or arose is a person other than that Member) then (except to the extent prohibited by law) the Member concerned shall be liable on demand by the Company, and without right of reimbursement from the Group, to make payment to the Company of such amount as will meet the employee related tax liability concerned shall extend, as security for any such amount payable, to the shares concerned and to any proceeds for sale or other disposal thereof.  On a Sale or Listing the Company shall, without limitation, be irrevocably appointed as attorney and authorised on behalf of any such Member to make such arrangements as are necessary for any such amounts payable by him under this Article 3.7.1 to be directly paid to the Company or relevant Group Company out of any proceeds of sale which are payable for such shares on such Sale or under the Listing arrangements.

3.7.2	The following provisions shall apply as regards Restricted Securities, except to the extent otherwise agreed by an Investor Majority:

(a)
for the purposes of these Articles, Restricted Securities shall mean any restricted securities or interests in restricted securities as defined in Part 7 of The Income Tax (Earnings and Pensions) Act 2003 (ITEPA) in the Company or any Group Company and other words and expressions defined in such Part 7 shall bear the same meaning except where clearly inconsistent with the context;

(b)
no Restricted Security or interest therein shall be transferred or otherwise disposed of or allotted or issued to any person in circumstances where as a result that person and the Company or another Group Company could make an election in respect thereof under Section 431(1) of ITEPA (an Up Front Election), unless the Board and a Shareholder Majority are satisfied that such election will be made in the manner and by the latest time provided by Sections 431(4) and (5) of ITEPA;

(c)
each Member who through employment by any Group Company becomes entitled to make an Up Front Election shall join with his employer member of the Group in duly making and submitting that election as and within the time limits provided in Sections 431(4) and (5) of ITEPA and such Member hereby irrevocably and as security for his due performance of such obligation appoints the Secretary for the time being of the Company as his attorney for the purposes of signing and making and submitting such election on his behalf;

(d)
each Member shall duly provide to the Company and relevant employer Group Company such information as it shall require or need for the purposes of fulfilling its obligations as a responsible person in relation to that Member and/or his associated persons and/or any Restricted Securities or interest therein from time to time held or owned or formerly held or owned or proposed to be acquired by him and/or any such associated person and in particular (and without limitation) shall notify the Company of any reportable event and/or chargeable event relevant thereto without delay after it occurs; and

(e)
the Company shall procure that any Up Front Elections required to be signed and made by it and/or any other employer Group Company as required by the foregoing are duly made as so required and in the manner and by the latest time provided in Sections 431(4) and (5) of ITEPA

3.8	Conversion of C Ordinary Shares

3.8.1
For the purpose of calculating any holder of C Ordinary Shares’ participation under Article 3.3.1 in respect of his holding of C Ordinary Shares (on an as converted basis), such participation shall be by reference to the time period which has expired between the Commencement Date and the date on which such distribution is made under Article 3.3.1 (the Distribution Date) as follows:

Percentage of C Ordinary Shares deemed converted in Deferred Shares	Period from Commencement Date to Distribution Date
75%	Up to 1 year
50%	More than 1 year but not more than 2 years
25%	More than 2 years but not more than 3 years
0%	More than 3 years

3.9	Redemption/acquisition of Deferred Shares

The Company shall be entitled to give written notice at any time (the Company Deferred Share Notice) to any holder of Deferred Shares (the Deferred Shareholder) requiring such Deferred Shareholder to sell all of his holding of Deferred Shares to such person as the Company shall nominate in the Company Deferred Share Notice for an aggregate price of £1, such transfer to be completed on the date stipulated for completion of the transfer in the Company Deferred Share Notice, and if any such Deferred Shareholder defaults in transferring such Deferred Shares on the date stipulated in the Company Deferred Share Notice the chairman for the time being of the Company or, failing him, one of the Directors, or some other person duly nominated by a resolution of the Board for that purpose, shall forthwith be deemed to be the duly appointed attorney of such defaulting Deferred Shareholder with full power to execute, complete and deliver in the name and on behalf of that Deferred Shareholder all documents necessary to give effect to the transfer of the Deferred Shares and the Board and/or any Director may receive and give a good discharge for the purchase money on behalf of the Deferred Shareholder and hold such money on trust for him.

4	Lien and Forfeiture

4.1	The lien conferred by Regulation 8 shall apply to:

4.1.1	all Shares whether fully paid or not;

4.1.2
all Shares registered in the name of any person indebted or under liability to the Company or any subsidiary of the Company, whether he be the sole registered holder thereof or one of several joint holders;

4.1.3	and shall be for all indebtedness or other liability of any Member to any member of the Group.

4.1.4	Regulation 8 shall be modified accordingly.

5	Transfer of Shares

5.1	The Board shall not register the transfer of any Share or any interest in any Share unless the transfer is either:

5.1.1	permitted by Article 6 (Permitted Transfers); or

5.1.2	is made in accordance with Article 7 (Voluntary Transfers) or Article 8 (Compulsory Transfers); or

5.1.3	is otherwise made in accordance with the prior written agreement, or with the prior written consent, of the Shareholders,

5.1.4	provided that in any event, it is not in favour of any infant, undischarged bankrupt, trustee in bankruptcy or person of unsound mind.

5.2	An obligation to transfer a Share under these Articles shall be deemed to be an obligation to transfer the entire legal and beneficial interest in such Share free from any lien, charge or encumbrance.

5.3
For the purposes of ensuring that a transfer of Shares is in accordance with these Articles or that no circumstances have arisen whereby a Shareholder may be bound to give or be deemed to have given a Transfer Notice under the Articles the Board may from time to time require any Shareholder or any person named as transferee in any transfer lodged for registration to furnish to the Board such information and evidence as it deems relevant for such purpose.

5.4
Failing such information or evidence being furnished to their reasonable satisfaction within a reasonable time after request under Article 5.3 the Board may in Its absolute discretion refuse to register the transfer in question or require by notice In writing to the Shareholder concerned that a Transfer Notice be given in respect of the Shares concerned. If such information or evidence requested under Article 5.3 discloses to the satisfaction of the Board in its absolute discretion that circumstances have arisen whereby a Shareholder may be bound to give or be deemed to have given a Transfer Notice the Board may in its absolute discretion by notice in writing to the Shareholder(s) concerned require that a Transfer Notice be given in respect of the Shares concerned.

6	Permitted Transfers

6.1	Company Transfer

Any Shareholder may at any time transfer Shares to the Company.

6.2	Family Trusts

6.2.1
Subject to Articles 6.2.2 to 6.2.5 inclusive, any holder who is an individual may at any time transfer Shares held by him to a person or persons shown to the reasonable satisfaction of the Board to be:

(a)	to be held under a Family Trust in relation to that individual; or

(b)	a Family Member of his.

6.2.2
Subject to Articles 6.2.4 and 6.2.5, no Shares shall be transferred under Article 6.2.1 by an individual who previously acquired those Shares by way of transfer under Article 6.2.1 save to trustees to be held under a Family Trust In relation to the original holder of such Shares.

6.2.3	No transfer of Shares shall be made by a holder under Article 6.2.1 unless in the case of a transfer under Article 6.2.1(a), the Board has confirmed in writing its satisfaction:

(a)	with the terms of the instrument constituting the relevant Family Trust and in particular with the powers of the trustees;

(b)	with the identity of the trustees and the procedures for the appointment and removal of trustees;

(c)	with the restrictions on changes in the terms of the trust instrument and on the distributions by the trustees; and

(d)	that none of the costs incurred in establishing or maintaining the relevant Family Trust will be payable by any member of the Group.

6.2.4	Where Shares are held by trustees under a Family Trust:

(a)	those Shares may, on any change of trustees, be transferred by those trustees to any new trustee of that Family Trust whose identity has been approved in writing by the Board;

(b)
those Shares may at any time be transferred by those trustees to the settlor of that Family Trust or any person to whom that settlor could have transferred them under Article 6.3 if he had remained the holder of them; and

(c)
if any of those Shares cease to be held under a Family Trust (other than by virtue of a transfer made under Articles 6.2.4(a) or (b)), the trustees shall be deemed to have given a Transfer Notice in respect of all the Shares then held by those trustees pursuant to Article 7.

6.2.5
If any person has acquired Shares as a Family Member of a Member by way of one or more Permitted Transfers and that person ceases to be a Family Member of that Member, that person shall forthwith transfer all Shares so acquired then held by that person back to that Member for such consideration as they agree, within 28 Business Days of the cessation or, in default of such agreement, at the Market Value (calculated in accordance with Article 7.13). If the Shares are not transferred in accordance with the foregoing within such 28 Business Day period the Directors shall have the right to require the immediate service of a Transfer Notice by such person in respect of the Shares so acquired.

6.3	Deceased Members

If the personal representatives of a deceased Member are permitted under these Articles to become registered as the holders of any of the deceased Member's Shares and elect to do so, such Shares may at any time be transferred by those personal representatives under this Article 6.2.6 to any person to whom the deceased Member could have transferred such Shares under Article 6.2.1 if he had remained the holder of them. No other transfer of such Shares by personal representatives shall be permitted under Article 6.2.1.

6.4	Transfers within groups of companies

6.4.1	Any Member which is a body corporate may at any time transfer any Shares held by it to a member of the same Group.

6.4.2
Where Shares have been transferred under Article 6.3.1 (whether directly or by a series of such transfers) from a Member (the Transferor) to a member of the same Group as the Transferor (the Transferee) and subsequent to such transfer the Transferee shall cease to be a member of the same Group as the Transferor then the Transferee shall forthwith transfer all the Shares held by it to the Transferor, for such consideration as they agree and if they do not do so within 28 Business Days of the date upon which the Transferee ceased to be a member of the same Group the directors may require the Transferee to serve a Transfer Notice in respect of such Shares.

6.4.3	Any Shares held by a body corporate may be transferred to a connected company (as defined in section 286(5) Taxation of Chargeable Gains Act 1992) of that body corporate.

6.5	Transfer with consent

A Member may transfer Shares to any person at any time with the prior written consent of both an Investor Majority and the holders of 60% or more of the B Ordinary Shares and C Ordinary Shares (as if they constituted one class of share) for the time being in issue.

6.6	Right to match

6.6.1
The holders of the A Ordinary Shares and the holders of the Preference Shares may transfer any of their A Ordinary Shares and/or Preference Shares to any person (a Third Party Buyer) at any time subject to the remaining provisions of this Article 6.6.

6.6.2
Prior to any transfer of any A Ordinary Shares and/or Preference Shares (the Selling Shares) by the holders thereof (the Selling Shareholders), the Selling Shareholders shall give notice of such proposed sale to the holders of the B Ordinary Shares (the Acquiring Shareholders), such notice specifying:

(a)	the number and class of Selling Shares to be sold;

(b)	the date of the proposed sale to the Third Party Buyer;

(c)	the price of each such Selling Share (Nominated Price);

(d)	that the offer for sale to the Acquiring Shareholders will remain open for not more than 28 days,

(Right to Match Notice).

6.6.3
The Selling Shareholders may serve a Right to Match Notice at any time, and may from time to time serve another Right to Match Notice specifying the same or a different Nominated Price and service of any such other Right to Match Notice shall automatically cancel any previous Right to Match Notice as if it had never been served.

6.6.4
Nothing in Article 6.6 shall require the Selling Shareholders to accept any offer made to it by any person on any terms.  However, if the Selling Shareholders shall serve a Right to Match Notice then the Acquiring Shareholders (or any one or more of them as they may agree) may within the period of 28 days from the date of service of the Right to Match Notice deliver to the Selling Shareholders a notice (Relevant Offer) specifically referring to this Article and the Right to Match Notice, and unconditionally offering both to buy all the Selling Shares, and to procure that any monies due or which on a Sale would fall due from the Company to the Selling Shareholders under these Articles or any Investment Agreement of any loan agreement or the Investor Loan shall be repaid.

6.6.5
Such Relevant Offer by the Acquiring Shareholders to the Selling Shareholders must be stated to be open for acceptance for at least 14 days (the Relevant Period), and be accompanied by a letter from a solicitor practising in England addressed to the Selling Shareholders confirming that such solicitor is irrevocably holding sufficient funds in a UK clearing bank to the order of the Acquiring Shareholders making the Relevant Offer to enable the Relevant Offer to be completed and the monies to be paid to the Selling Shareholders, and that such Relevant Offer requires the Selling Shareholders only to sell the Selling Shares with full title guarantee free from encumbrance for full payment to be made to the Selling Shareholders in cleared funds on Completion.

6.6.6	If no Relevant Offer is made or any Relevant Offer is made but is not complied with in accordance with the aforesaid stipulations, then the Selling Shareholders may at any time within:

(a)	120 days after the expiry of the aforesaid 28 day period where no Relevant Offer is made; or

(b)	120 days after the Relevant Period where a Relevant Offer is made,

sell their Selling Shares provided that the price to be received by the Selling Shareholders from the Third Party Buyer is equal to or more than the Nominated Price specified in the relevant Right to Match Notice.

7	Voluntary Transfers

7.1
Except as permitted under Article 6 or as contemplated in Article 9, any Shareholder (a Vendor) who wishes to transfer any Share or any interest in any Share shall, before transferring or agreeing to transfer any Share or any interest in any Share serve notice in writing (a Transfer Notice) on the Company of his wish to make that transfer. A Member holding C Ordinary Shares who wishes to transfer any interest in any C Ordinary Shares may do so only with the prior approval of an Investor Majority.  The provisions of this Article 7 shall not apply to any Deferred Shares and the definition of “Share” in this Article 7 shall be construed accordingly.

7.2	In the Transfer Notice, the Vendor shall specify:

7.2.1	the number of Shares (the Sale Shares) which he wishes to transfer;

7.2.2	the identity of the person (if any) to whom the Vendor wishes to transfer the Sale Shares;

7.2.3	the price per share at which the Vendor wishes to transfer the Sale Shares (the Proposed Sale Price);

7.2.4	any other terms relating to the transfer of the Sale Shares which are not prohibited by this Article 7 including the date from which dividends on the sale Shares shall accrue to the purchaser; and

7.2.5	whether the Transfer Notice is conditional upon all (and not part only) of the Sale Shares being sold pursuant to the following provisions of this Article 7 (a Total Transfer Condition).

7.3	Each Transfer Notice shall:

7.3.1	(to the extent applicable) relate to one class of Shares only;

7.3.2	constitute the Company as the agent of the Vendor for the sale of the Sale Shares on the terms of this Article 7;

7.3.3	save as provided in Article 7.5, be irrevocable; and

7.3.4	not be deemed to contain a Total Transfer Condition unless expressly stated otherwise.

7.4
The Sale Shares shall be offered for purchase in accordance with this Article 7 at a price per Sale Share (the Sale Price) which either has been agreed between the Vendor and the Board or In default of agreement within 21 Business Days after the date of service of the Transfer Notice, the lower of:

7.4.1	the Proposed Sale Price; and

7.4.2
if the Board elects within 28 Business Days after the date of service of the Transfer Notice to instruct Valuers for that purpose, the price per Share reported on by the Valuers as their written opinion of the open market value of each Sale Share in accordance with Article 7.13 (the Market Value) as at the date of service of the Transfer Notice.

7.5
If the Market Value is reported on by the Valuers under Article 7.4(b) to be less than the Proposed Sale Price specified in the Transfer Notice, the Vendor may revoke the Transfer Notice by written notice given to the Board within the period of 14 Business Days after the service on the Vendor of the Valuers' written opinion of the Market Value.

7.6
Save as hereinafter provided the Board shall offer the Sale Shares for purchase at the Sale Price by a written offer notice (the Offer Notice) served on the Company (which shall prior to the offer of the Sale Shares to any other person have the opportunity to purchase some or all of the Sale Shares at the Sale Price, subject to full compliance with Chapter VII of the 1985 Act and all other applicable legislation) and thereafter, to the extent that any Sale Shares are still available for purchase, to each of the Shareholders of the same class as the Sale Shares other than the Vendor (the Offerees) and also on such persons as the Consenting Shareholders may nominate in writing (the Nominated Persons) within 7 Business Days after the Sale Price is agreed or determined under Article 7.4 or, if the Transfer Notice is capable of being revoked under Article 7.5, within 7 Business Days after the expiry of the period for revocation in Article 7.5.

7.7	An Offer Notice shall:

7.7.1	specify the Sale Price;

7.7.2	expire 28 Business Days after its service;

7.7.3	contain the other details included in the Transfer Notice; and

7.7.4	invite the Offerees and Nominated Persons to apply in writing, before expiry of the Offer Notice, to purchase the Sale Shares.

7.8
After the expiry date of the Offer Notice (or, if earlier, upon responses being received from all Offerees and the Nominated Persons in accordance with Article 7.7), the Board shall allocate the Sale Shares in accordance with the applications received, save that:

7.8.1	if there are applications from the Offerees for more than the total number of Sale Shares available, they shall be allocated pro rata to the number of the same class as the Sale Shares held by them;

7.8.2	if the Offerees do not apply for all the Sale Shares they shall be allocated to those Nominated Persons as the Consenting Shareholders think fit;

7.8.3	fractions shall be aggregated and allocated as the Board thinks fit;

7.8.4	if the Transfer Notice contained a Total Transfer Condition, no allocation of Sale Shares shall be made unless all the Sale Shares are allocated.

7.9
The Board shall, within 7 Business Days after the expiry date of the Offer Notice, give notice in writing (a Sale Notice) to the Vendor and to each person to whom Sale Shares have been allocated (each a Purchaser) specifying the name and address of each Purchaser, the number of Sale Shares allocated to him, the aggregate price payable for them, and the time for completion of each sale and purchase.

7.10
Completion of a sale and purchase of Sale Shares pursuant to a Sale Notice shall take place at the registered office of the Company at any time specified in the Sale Notice (being not less than one week nor more than two months after the expiry date of the Offer Notice, unless agreed otherwise in relation to any sale and purchase by both the Vendor and the Purchaser concerned) when the Vendor shall, upon payment to him by a Purchaser of the Sale Price in respect of the Sale Shares allocated to that Purchaser, transfer those Sale Shares and deliver the relative share certificates to that Purchaser.

7.11
The Vendor may, during the period falling between one and two months after the expiry date of the Offer Notice, sell any Sale Shares for which a Sale Notice has not been given by way of bona fide sale to the proposed transferee who must have been named in the Transfer Notice at any price per Sale Share which is not less than the Sale Price, without any deduction. rebate or allowance to the proposed transferee. provided that if the Transfer Notice contained a Total Transfer Condition. the Vendor shall not be entitled to sell only some of the Sale Shares under this Article 7, save with the written consent of the other Shareholders.

7.12
If a Vendor fails to transfer any Sale Shares when required pursuant to this Article 7 and/or Article 8 the Board may authorise any person (who shall be deemed to be the attorney of the Vendor for the purpose) to execute the necessary transfer of such Sale Shares and deliver it on the Vendor's behalf. The Company may receive the purchase money for the Sale Shares from the Purchaser and shall, upon receipt of the duly stamped transfer register the Purchaser as the holder of those Sale Shares. The Company shall hold the purchase money in a separate bank account on trust for the Vendor but shall not be bound to earn or pay interest on any money so held. The Company's receipt for the purchase money shall be a good discharge to the Purchaser (who shall not be concerned to see to the application of it). After the name of the Purchaser has been entered in the register of Shareholders in the Company in purported exercise of the power conferred by this Article 7 and/or Article 8 the validity of that exercise shall not be questioned by any person.

7.13	If instructed to report on their opinion of Market Value under Article 7.4(b), the Valuers shall:

7.13.1	act as expert and not as arbitrator and their written determination shall be final and binding on the Shareholders. save in the case of manifest error; and

7.13.2	proceed on the basis that:

(a)
the open market value of each Sale Share shall be the sum which a willing purchaser would agree with a willing vendor to be the purchase price for all the class of Shares of which the Sale Shares form part, divided by the number of issued Shares then comprised in that class;

(b)
there shall be no addition of any premium or subtraction of any discount by reference to the size of the holding the subject of the Transfer Notice or in relation to any restrictions on the transferability of the Sale Shares;

(c)	any difficulty in applying either of the foregoing bases shall be resolved by the Valuers as they think fit in their absolute discretion; and

(d)	there shall be disregarded any provisions in these Articles or any other agreement pursuant to which the Vendor can or may be required to sell or otherwise dispose of his Shares.

7.14
The Company will use its best endeavours to procure that the Valuers deliver their written opinion of the Market Value to the Board and the Vendor within 28 Business Days of the Board electing to instruct them under Article 7.4.

7.15	The Valuers' fees for reporting on their opinion of the Market Value shall be borne by the Company unless:

7.15.1	the Vendor revokes the Transfer Notice pursuant to Article 7.5; or

7.15.2	none of the Sale Shares are purchased pursuant to this Article 7,

7.15.3	when the Vendor shall pay all the Valuers' fees.

7.16
Where the Directors or the Board are entitled to require a Shareholder to serve a Transfer Notice under these Articles and the Shareholder fails to serve that notice then the Board shall be entitled to appoint some person to sign the Transfer Notice without a Total Transfer Condition or identification of a proposed transferee at a price determined under Article 7.4(b). Such Transfer Notice shall be irrevocable.

7.17
Where any holder of Shares acquires any C Ordinary Shares (other than by way of subscription) following the date of adoption of these Articles, such C Ordinary Shares shall, immediately on acquisition by such holder, convert automatically into Ordinary Shares at the rate of one Ordinary Share for each C Ordinary Share acquired. The Ordinary Shares resulting from the conversion shall rank from the date of conversion pari passu in all respects with the other Ordinary Shares in the capital of the Company (other than any dividends declared prior to the date of conversion).

7.18
Where any holder of Shares acquires any B Ordinary Shares following the date of adoption of these Articles, such B Ordinary Shares shall, immediately on acquisition by such holder, convert automatically into Ordinary Shares at the rate of one Ordinary Share for each B Ordinary Share acquired. The Ordinary Shares resulting from the conversion shall rank from the date of conversion pari passu in all respects with the other Ordinary Shares in the capital of the Company (other than any dividends declared prior to the date of conversion).

8	Compulsory Transfers

8.1	In this Article 8, a Transfer Event occurs, in relation to a Shareholder:

8.1.1
if a Shareholder shall attempt to deal with or dispose of any Shares or any interest in them otherwise than in accordance with Article 6, Article 7 or Article 8 and within the following three months from the date of the Board having become aware of it (the Awareness Date) the Board acting reasonably shall resolve that such event is a Transfer Event in relation to that Shareholder for the purposes of this Article;

8.1.2
if a Shareholder shall for any reason not give a Transfer Notice in respect of any Shares as is required pursuant to these Articles and within the following three months of the Awareness Date the Board acting reasonably shall resolve that such event is a Transfer Event in relation to that Shareholder for the purposes of this Article;

8.1.3	if that Shareholder (being an individual) dies or is declared bankrupt; or

8.1.4	if either:

(a)	a Member who is at any time a director or employee of a member of the Group shall cease to hold such office or employment; or

(b)	the member of the Group of which such a Member is a director or employee shall cease for any reason to be a member of the Group and that Member does not remain or thereupon immediately become a director or employee of another company which is still a member of the Group.

8.2
Upon the occurrence of a Transfer Event or the making of a notification or resolution under Article 8.1 that the same is a Transfer Event the Shareholders in respect of whom it is a Transfer Event (which shall include their Family Trusts and personal representatives) (the Relevant Shareholders) shall be deemed to have immediately given a Transfer Notice in respect of, subject to Article 8.3, the Deemed Transfer Shares (a Deemed Transfer Notice). A Deemed Transfer Notice shall supersede and cancel any then current Transfer Notice insofar as it relates to the same Shares except for Shares which have already been validly transferred pursuant to that Transfer Notice.

8.3
In the case of any C Ordinary Shares held by a Relevant Shareholder, the number of the C Ordinary Shares the subject of a Deemed Transfer Notice shall be calculated by reference to the time period which has expired between the Commencement Date and the date of the relevant Transfer Event (save in the case of Article 8.1.4, where the date of the Transfer Event shall be the Termination Date) as stated below:

Percentage of C Ordinary Shares the subject of a Deemed Transfer Notice	Period from Commencement Date to date of Transfer Event
25%	Up to 1 year
50%	More than 1 year but not more than 2 years
75%	More than 2 years but not more than 3 years
100%	More than 3 years
and in the case of the remaining C Ordinary Shares held by the Relevant Shareholder, such Shares shall automatically, and without further notice or resolution of the Members, be converted on the date of the relevant Transfer Event into a number of Deferred Shares at a conversion rate of one Deferred Share for every C Ordinary Share so held which is required to be converted.

8.4
The Shares the subject of any Deemed Transfer Notice shall be offered for sale in accordance with Article 7 as if they were Sale Shares and treating as the Vendor the persons who are deemed to have given the Deemed Transfer Notice save that:

8.4.1	a Deemed Transfer Notice shall be deemed to have been given:

(a)
in the case of a Transfer Event falling within Article 8.1.3 above, the earlier of three months after the Transfer Event or the date upon which the Board determines that such event is a Transfer Event;

(b)	in the case of a Transfer Event falling within Article 8.1.1 or 8.1.2 above the date of the Transfer Event or, if later, the date of the making of the notification or resolution under Article 7.1;

(c)
in the case of a Transfer Event falling within Article 8.1.4 above, the earlier of twelve months after the Transfer Event or the date upon which the Board determines that such event is a Transfer Event;

8.4.2
subject to Article 8.5, the Sale Price shall be a price per Sale Share agreed between the Vendor and the Board or, in default of agreement within 21 Business Days after the date upon which the Deemed Transfer Notice shall be deemed to have been given, the Market Value save that:

(a)	in the case of a Transfer Event falling within Article 8.1.1, the Sale Price shall be the nominal value of such Sale Share; and

(b)	in the case of any Deferred Shares, the Sale Price shall be an aggregate of £1 for all such Deferred Shares held by the holder thereof;

8.4.3	a Deemed Transfer Notice shall be deemed not to contain a Total Transfer Condition and shall be irrevocable;

8.4.4
the Vendor may retain any Sale Shares for which Purchasers are not found or, during the period between one and two months after the expiry of the relevant Offer Notice and, with the prior written approval of the Board (not to be unreasonably withheld or delayed) sell all or any of those Sale Shares to any person (including any Shareholder) at any price per Sale Share which is not less than the Sale Price; and

8.4.5
the Sale Shares shall be sold together with all rights, attaching thereto as at the date the Deemed Transfer Notice shall be deemed to have been given, including the right to any dividend declared or payable on those Shares after that date.

8.5	Special provisions on ex director/employee

The Sale Price for any Deemed Transfer Shares as a consequence of a Transfer Event falling within Article 8.1.4:

8.5.1	in any case where the Relevant Shareholder is a Good Leaver, shall be their Market Value; and

8.5.2	in any case where the Relevant Shareholder is a Bad Leaver, shall be the lower of their nominal value and their Market Value,

save that in the case of any Deferred Shares, the Sale Price shall be an aggregate of £1 for all such Deferred Shares held by the holder thereof.

8.6
Upon the occurrence of a Transfer Event the Member or deceased Member in respect of whom it is a Transfer Event (the Relevant Shareholder) and any other Member who has acquired Shares from him under a Permitted Transfer (directly or by means of a series of two or more Permitted Transfers) shall also be deemed to have immediately given a Transfer Notice under Article 8.2 in respect of all the Shares acquired by such Member(s) under the Permitted Transfer(s) on the same terms as the Relevant Shareholder. For the purpose of this Article 8.4 any Shares received by way of rights (including under Article 3.6) or on capitalisation by any person to whom the Shares may have been transferred (directly or by a series of two or more Permitted Transfers) shall also be treated as within the Deemed Transfer Notice.

8.7	Date of end of employment and Termination Date

For the purpose of Article 8.1.4, Article 8.3 and Article 8.5 the date upon which a Member ceases to hold office as an employee or director of any Group Company shall:

8.7.1
where the Group Company terminates or purports to terminate a contract of employment or engagement by giving notice to the employee or director of the termination of the employment or engagement, whether or not the same constitutes a wrongful or unfair dismissal, be the later of the date of that notice and the date (if any) for the termination expressly stated in such notice (whether or not a payment is made by the employer in lieu of all or part of the notice period required to be given by the Group Company in respect of such termination);

8.7.2
where the employee or director terminates or purports to terminate a contract of employment or engagement by giving notice to the Group Company of the termination of the employment or engagement (whether or not he is lawfully able so to do), be the later of the date of that notice and the date (if any) for the termination expressly stated in such notice;

8.7.3
where the Group Company (on the one hand) or employee or director (on the other hand) wrongfully repudiates the contract of employment or engagement and the other respectively accepts that the contract of employment or engagement has been terminated, be the date of such acceptance by the Group Company, or employee or director (as the case may be);

8.7.4	where a contract of employment or engagement is terminated under the doctrine of frustration, be the date of the frustrating event; or

8.7.5
where a contract of employment or engagement is terminated in any other circumstance other than set out in Articles 8.7.1 to 8.7.4, be the date on which the person actually ceases to be employed or engaged by the Group Company.

8.8	Disenfranchisement

Notwithstanding any other provision of these Articles, if an Investor Majority so resolves in relation to any Deemed Transfer Shares, any Member shall not be entitled to receive notice of or attend at, and shall have no voting rights at, general meetings of the Company or to receive or to have any voting rights in respect of, any written resolutions of the Company in respect of such Deemed Transfer Shares (and of any Shares received thereafter by way of rights or on a capitalisation in respect of those Deemed Transfer Shares) on and from the date of the relevant Transfer Event (or if later the date upon which he receives the Shares) until the entry in the register of members of the Company of another person as the holder of those Deemed Transfer Shares.

9	Drag Along

9.1	For the purposes of this Article 9, a Global Offer is an offer to buy not less than of 75% or more of the Shares (ignoring any Deferred Shares) then in issue which is:

9.1.1	made by a person who:

(a)	is not a Shareholder;

(b)	is not connected with any Shareholder; and

(c)
has no agreement or arrangement of any kind with any Shareholder relating to the offer other than an agreement or arrangement relating solely to acceptance of the offer but, for the avoidance of doubt, such person may be invited to make such Global Offer by any Shareholder;

9.1.2	conditional on acceptance in respect of all the Shares then in issue within a maximum of twenty Business Days of the offer being made; and

9.1.3	subject to no other conditions.

9.2
If a Global Offer is accepted by the Consenting Shareholders each of the other Shareholders shall be deemed to have accepted such offer and the provisions of Article 6 shall not apply in respect of the transfer of all Shares pursuant to the Global Offer. The transfer of all Shares pursuant to the Global Offer shall be completed within ten Business Days of the date on which the Global Offer becomes unconditional and the Shareholders agree that the Company (acting by one Director) shall be authorised to sign any and all contracts, agreements, forms and other documents on behalf of any and all Shareholders in order to transfer their respective holdings of Shares to the person who has made the Global Offer and the Company shall ensure that all funds received for the sale of such Shares are remitted to the relevant Shareholders.

9.3
On any Global Offer effected and completed under this Article 8.7 then, notwithstanding anything to the contrary in the offer, the provisions of Article 3.3 shall apply as if the Global Offer were a Share Sale and the proceeds of which are distributed among the Members in accordance with the provisions of Article 3.3.

10	Blank

Deliberately left blank

11	Prohibited Transfers

Notwithstanding anything else contained in these Articles, no Share shall be issued or transferred to any infant, bankrupt or person of unsound mind.

12	General Meetings

12.1
No business shall be transacted at any general meeting unless the requisite quorum is present at the commencement of the business and also when such business is voted upon. Two Members present in person or by proxy shall be a quorum for all purposes. A corporation being a Member shall be deemed to be personally present if represented in accordance with the provisions of Section 323 of the 2006 Act.

12.2
Regulation 41 shall be modified by the insertion at the end of that Regulation of the following sentence: "If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, those Members present shall constitute a quorum."

12.3	A poll may be demanded at any general meeting by the Chairman of the meeting or by any Member present in person or by proxy. Regulation 46 shall be modified accordingly.

12.4	The Chairman at any general meeting shall not be entitled to a second or casting vote.

12.5
A resolution in writing in accordance with Regulation 53 shall be deemed to have been duly executed on behalf of a corporation if signed by one of its directors or its secretary. In the case of a Share held by joint holders the signature of anyone of them on behalf of all such joint holders shall be sufficient for the purposes of that Regulation. The Directors shall cause a record of each resolution in writing, and of the signatures to it, to be entered in a book in the same way as minutes of proceedings of a general meeting of the Company and to be signed by a Director or the secretary of the Company.

12.6
At or before the time a proposed written resolution is supplied to a Member for signature, the Directors and the secretary of the Company shall, if the Company has auditors, secure that a copy of the resolution is sent to them or that they are otherwise notified of its contents.

12.7	An instrument appointing a proxy may be in any usual or common form or in any other form which the Directors may approve.

13	Directors

13.1	The Directors shall be not less than four in number.

13.2	The Directors shall be entitled to appoint such additional Directors as they may decide from time to time subject to the terms of any Investment Agreement.

14	Powers and Duties of Directors

Subject to the provisions of the Statutes, a Director may be interested directly or indirectly in any contract or arrangement or in any proposed contract or arrangement with the Company or any other member of the Group or in which the Company or any other member of the Group is otherwise interested or with any other company promoted by the Company or any other member of the Group and he may hold and be remunerated in respect of any office or place of profit (other than the office of auditor of the Company or any other member of the Group) under the Company or any other member of the Group and he or any firm of which he is a member may act in a professional capacity for the Company or any other member of the Group and be remunerated therefor. Notwithstanding his interest a Director may vote on any matter in which he is interested and be included for the purpose of a quorum at any meeting at which the same is considered and he may retain for his own benefit all profits and advantages accruing to him.

15	Rotation of Directors

The Directors shall not be subject to retirement by rotation.

16	Alternate Directors

16.1
An alternate shall be entitled to receive notice of all meetings of the Board and attend and vote as such at any meeting at which the Director appointing him is not personally present, and generally in the absence of his appointor to do all the things which his appointor is authorised or empowered to do. The appointment of each alternate must be approved by resolution of the Board and Regulation 65 shall be interpreted accordingly. A Director who is also an alternate shall be entitled in the absence of his appointor:

16.1.1	to a separate vote on behalf of his appointor in addition to his own vote; and

16.1.2	to be counted as part of the quorum of the Board on his own account and in respect of the Director for whom he is the alternate.

16.2
If his appointor is for the time being absent from the United Kingdom or otherwise not available the signature of an alternate Director to any resolution in writing of the Directors shall be as effective as the signature of his appointor. An alternate Director shall be deemed to be a Director for the purpose of signing instruments pursuant to Article 18. A person who holds office only as an alternate Director shall, if his appointor is not present, be counted for the purposes of determining whether there is a quorum of Directors at any meeting as if he were, a Director.

16.3
An alternate Director shall be entitled to contract and be interested in and benefit from contracts or arrangements with the Company and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director, but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration, except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct.

17	Proceedings of Directors

17.1
Subject to the provisions of these Articles and to any agreement from time to time between the Members, the Directors may regulate their proceedings as they think fit. A Director may, and the secretary at the request of a Director shall, call a meeting of the Directors by providing at least 48 hours notice of such meeting to the Directors (save that a meeting may be called on less than 48 hours notice if at least two Directors agree that the interests of the Company would be likely to be adversely effected to a material extent if a meeting of the board was not held as a matter of urgency).

17.2	A quorum for the transaction of the business of the Board shall be two Directors.

17.3
If within half an hour from the time appointed for a meeting of the Directors a quorum is not present, the meeting shall be adjourned to the same Business Day of the next week at the same time and place. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting those Directors present shall constitute a quorum.

17.4	The Directors may from time to time delegate any of their powers to committees consisting of such persons, whether Directors or not, as they think fit. Regulation 72 shall be modified accordingly.

17.5
The Directors shall be entitled to appoint a Chairman for any meeting of the Directors or of any committee of the Directors. Subject to any Investment Agreement, the Chairman of the Directors and of each Committee of the Directors shall have a second or casting vote in the event of an equality of votes.

17.6
All business arising at any meeting of the Directors or of any committee of the Directors shall be determined only by resolution and no such resolution shall be effective unless carried by a majority of the Directors present. If a resolution submitted to a duly convened meeting of the Directors is not carried at that meeting, then without prejudice to the ability of the Directors to carry any other business put to it at such meeting, the meeting shall be adjourned to the same Business Day of the next week at the same time and place.

17.7
Any Director or member of a committee of the Directors may participate in a meeting of the Directors or such committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting.

17.8	The continuing Directors (provided that there is a quorum as defined above) may act notwithstanding any vacancies in their number.

17.9
For a signed resolution under Regulation 93 to be effective it shall not be necessary for it to be signed by a Director who is prohibited by the Articles or by law from voting thereon. Regulation 93 shall be modified accordingly.

18	The Seal

18.1
If the Company has a seal, it shall only be used with the authority of the Directors or a committee of the Directors. The Directors may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by a Director and by the secretary or a second Director. The obligation under Regulation 6 relating to the sealing of share certificates shall apply only if the Company has a seal.

18.2
If the Company has a common seal the Company may also have an official seal for use abroad under the provisions of the Act, where and as the Directors shall determine, and the Company may by writing under the common seal appoint any agents or agent, committees or committee abroad to be the duly authorised agents of the Company, for the purpose of affixing and using such official seal, and may impose such restrictions on the use thereof as may be thought fit. Wherever in these Articles reference is made to the common seal of the Company, the reference shall, when and so far as may be applicable, be deemed to include any such official seal as aforesaid.

19	Notices

19.1	Any notice to be given to the Company pursuant to these Articles shall be sent to the registered office of the Company or presented at a meeting of the Board.

19.2	The Company shall (subject to compliance with the provisions of Schedule 5 of the 2006 Act) be entitled to deliver a notice of a general meeting or other document to a Member by:

19.2.1	delivering it by hand to the address recorded for the Member on the register of members of the Company;

19.2.2	sending it by post or other delivery service (with postage or delivery paid) to the address recorded for the Member on the register of members of the Company;

19.2.3	facsimile transmission to a facsimile transmission number notified by the Member in writing; or

19.2.4	electronic mail to an address notified by the Member in writing.

19.3	This Article does not affect any provision in any relevant legislation or the Articles requiring notices or documents to be delivered in a particular way.

19.4	If a notice or document is delivered by hand, it is treated as being delivered at the time it is handed to or left for the Member.

19.5	If a notice or document is sent by post or other delivery service, it is treated as being delivered:

19.5.1	24 hours after it was posted, if first class post was used; or

19.5.2	72 hours after if it was posted or given to delivery agents, if first class post was not used.

9.6	If a notice is sent by facsimile transmission or by electronic mail, it is treated as being delivered at the time it is sent.

20	Accounts and Information

Every Shareholder shall be entitled, either himself or through his agents duly authorised in writing, during the Company's normal hours of business to inspect and take copies of the books of account and all other records and documents of the Company and each of its subsidiaries on giving not less than 48 hours written notice to the secretary (or, if there is none at that time, the Chairman). The Company shall give each such member all such facilities as he may reasonably require for such purposes, including the use of copying facilities. The Company may make a reasonable charge for any copies taken but otherwise shall not charge for any facilities requested as aforesaid. Regulation 109 shall not apply.

21	Conflicts

21.1
A Director who to his knowledge is in any way, whether directly or indirectly, interested in any actual or proposed contract, transaction or arrangement with the Company shall in the circumstances and to the extent that the same is required by the provisions of the Companies Act 2006 declare the nature and extent of his interest in the relevant manner (or in any of the relevant manners) permitted in such circumstances. A Director who has declared such an interest may (to the greatest extent permitted by law) vote at any such meeting on any resolution concerning a matter in which he has, directly or indirectly, an interest and (whether he votes or not) may be counted towards any quorum.

21.2
To avoid doubt and without prejudice to the generality of Article 21.1, a Director shall not be precluded from voting or (whether he votes or not) from counting in the quorum on any board resolution to convene any general or class meeting or to approve and issue any written resolution of  the members of the Company (or of any class) because he may benefit from or otherwise be affected by any authorisation (or the revocation of, or amendment of, any authorisation) in the context of his duty under section 175 Companies Act 2006 which would be effected  or permitted by such resolution, if passed.

21.3
For the purposes of section 175 Companies Act the Directors shall have the power to authorise, on such terms (including as regards duration and revocation) and subject to such limits or conditions (if any) as they may determine (Conflict Authorisation), any matter proposed to them in accordance with these Articles which would, or might, if not so authorised, constitute or give rise to a situation in which a Director (a Relevant Director) has, or could have, a direct or indirect interest which conflicts, or possibly may conflict, with the interests of the Company (a Conflict Situation).

21.4	Where directors give a Conflict Authorisation under the power conferred by section 175 Companies Act 2006:

21.4.1	the terms of such Conflict Authorisation shall be recorded in writing (but the authorisation shall be effective whether or not the terms are so recorded);

21.4.2
the Directors may revoke or vary such Conflict Authorisation at any time but this will not affect anything done by the Relevant Director prior to such revocation or variation in accordance with the terms of such authorisation; and

21.4.3	the Relevant Director shall be obliged to act in accordance with any terms, limits or conditions to which such Conflict Authorisation is made subject.

21.5	Any terms to which a Conflict Authorisation is made subject (Conflict Authorisation Terms) may include (without limitation to Article 21) provision that:

21.5.1
where the Relevant Director obtains (other than in his capacity as a Director or as its employee or agent or, if the directors so decide, in any other capacity that would otherwise oblige him to disclose it to the Company) information that is confidential to a third party, he will not be obliged to disclose it to the Company or to use it directly or indirectly for the benefit of the Company or in performing his duties as a Director in circumstances where to do so would amount to a breach of a duty of confidence owed to that third party; and/or

21.5.2
the Relevant Director may (but shall be under no obligation to) absent himself from the discussion of, and/or the making of decisions relating to, the relevant matter (whether at any meeting of the Directors or otherwise) and be excused from reviewing documents and information prepared by or for the Directors to the extent that they relate to that matter; and/or

21.5.3
the Relevant Director be excluded from the receipt of documents and information, the participation in discussion and/or the making of decisions (whether at Directors’ meetings or otherwise) related to the relevant matter, and the Company will not treat anything done (or omitted to be done) by the Relevant Director in accordance with any such provision (or otherwise in accordance with any Conflict Authorisation Terms given under Article 21) as a breach by him of his duties under sections 172 to 174 Companies Act 2006.

21.6
Subject to Article 21.7, authorisation is given by the members of the Company for the time being on the terms of these Articles to each Director in respect of any Conflict Situation that exists as at the date of adoption of these Articles or that subsequently arises because (in either case) the director is or becomes a shareholder, investor or other participant in, lender to, guarantor, director, officer, manager or employee of, or otherwise in any other way interested or concerned in, any member of the Relevant Group (Group Conflict Authorisation). The Conflict Authorisation Terms applicable to the Group Conflict Authorisation (Group Conflict Authorisation Terms) are automatically set by this Article 21.6 so that the director concerned:

21.6.1
is not obliged to disclose to the Company information that is confidential to a third party obtained by him (other than in his capacity as a director of the Company or as its employee or agent or, if the Directors so decide, in any other capacity that would otherwise oblige him to disclose it to the Company) in any situation to which the Group Conflict Authorisation applies, nor to use any such information directly or indirectly for the benefit of the Company or in performing his duties as a Director, in circumstances where to do so would amount to a breach of a duty of confidence owed to that third party; and

21.6.2	may (but shall be under no obligation to):

(i)	absent himself from the discussions of, and/or the making of decisions;

(ii)	make arrangements not to receive documents and information,

relating to the Conflict Situation concerned,

and the Company will not treat anything done (or omitted to be done) by the director concerned in accordance with the Group Conflict Authorisation Terms as a breach by him of his duties under sections 172 to 174 Companies Act 2006.

21.7	A Group Conflict Authorisation given or deemed given under Article 21.6 may be revoked, varied or reduced in its scope or effect only by special resolution.

21.8	In this Article 21 Relevant Group comprises:

21.8.1	the Company;

21.8.2	any body corporate which is for the time being a subsidiary of the Company;

21.8.3	any body corporate of which the Company is for the time being a subsidiary (Parent); and

21.8.4	any body corporate (not falling within any preceding paragraph of this definition) which is for the time being a subsidiary of the Parent.

21.9

21.9.1
Any Conflict Authorisation (whether under Article 21.3 or Article 21.6 shall (subject to any express contrary wording in its terms) be automatically deemed to extend to any actual or possible conflict of interest which may reasonably be expected to arise out of the Conflict Situation so authorised.

21.9.2
Nothing in this Article 21 shall relieve any Director from any duty he may otherwise have to declare and to update any declaration of any interest but no failure, delay or inaccuracy in making or updating such declaration shall prejudice or invalidate any Conflict Authorisation (whether under Article 21.3 or Article 21.6)

22	Indemnity

22.1
Subject to the provisions of, and so far as may be consistent with, the Statutes but without prejudice to any indemnity to which a Director may be otherwise entitled, every Director, auditor, secretary or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

22.2
The Directors may exercise all the powers of the Company to purchase and maintain for every director or other officer insurance against any liability for negligence, default, breach of duty or breach of trust or any other liability which may be lawfully insured against.

23	Overriding Provisions

23.1
Notwithstanding the provisions of the Articles, the Directors shall be obliged, so far as may be permitted by law, to act in all respects in accordance with and give effect to any Investment Agreement.

23.2
Where the approval, agreement or consent of any Member or Director is required under any provision of these Articles to any particular matter, such approval, agreement or consent may be given subject to such terms and conditions as that Member or Director may require and any breach of such terms and conditions shall Ipso facto be deemed to be in breach of these Articles.

24	Data Protection

24.1
Each of the Members and Directors (from time to time) consent to the processing of their personal data by the Company, its Members and Directors (each a Recipient) for the purpose of due diligence exercises, compliance with applicable laws, regulations and procedures and the exchange of information among themselves.  A Recipient may process the personal data either electronically or manually.  The personal data which may be processed under this Article shall include any information which may have a bearing on the prudence or commercial merits of investing, or disposing of any shares (or other investment or security) in the Company.

24.2
Other than as required by law, court order or other regulatory authority, that personal data may not be disclosed by a Recipient or any other person except to a member of the same group as that Recipient (Recipient Group Companies) and to employees, Directors and professional advisers of that Recipient Group Companies and funds managed by any of the Recipient Group Companies.  Each of the Members and directors of the Company (from time to time) consent to the transfer of relevant personal data to persons acting on behalf of the Recipient and to the offices of any Recipient both within and outside the European Economic Area for the purposes stated above, where it is necessary or desirable to do so.